Exhibit 99.1
Dave & Buster's Reports Fourth Quarter and Fiscal Year End 2023 Financial Results
DALLAS, April 2, 2024 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its fourth quarter and fiscal year ended February 4, 2024, which includes a 14th week in the fourth quarter and a 53rd week in the fiscal year, respectively.
Key Fourth Quarter 2023 Highlights
•Fourth quarter revenue of $599.1 million increased 6.3% from the fourth quarter of 2022.
•Pro forma combined comparable store sales (including Main Event branded stores) decreased 7.0% compared with the same period in 2022 and increased 8.0% compared with the same period in 2019.
•Net income totaled $36.2 million, or $0.88 per diluted share, compared with net income of $39.1 million, or $0.80 per diluted share in the fourth quarter of 2022. Adjusted net income totaled $42.0 million, or $1.03 per diluted share, compared with adjusted net income of $41.8 million, or $0.85 per diluted share in the fourth quarter of 2022.
•Adjusted EBITDA of $151.8 million, or 25.3% of revenue, in the quarter increased 9.7% from the fourth quarter of 2022.
•The 14th week in the fourth quarter, also the 53rd week in the fiscal year, contributed $39.5 million in revenue.
Key Fiscal 2023 Highlights
•Revenue of $2.2 billion increased 12.3% from fiscal 2022.
•Pro forma combined comparable store sales (including Main Event branded stores) decreased 6.2% compared with fiscal 2022 and increased 8.0% compared with the same period in 2019.
•Net income totaled $126.9 million, or $2.88 per diluted share, compared with net income of $137.1 million, or $2.79 per diluted share in fiscal 2022. Adjusted net income totaled $156.9 million, or $3.57 per diluted share, compared with adjusted net income of $159.1 million, or $3.23 per diluted share in fiscal 2022.
•Adjusted EBITDA of $555.6 million, or 25.2% of revenue, increased 15.7% compared to the same period in 2022.
Other Highlights
•The Company opened six new Dave & Buster's stores in the fourth quarter for a total of 16 new stores (11 Dave & Buster's and 5 Main Events) in fiscal 2023. In addition, the Company completed test remodels of nine Dave & Buster's stores.
•The Company repurchased 8.5 million shares in fiscal 2023 totaling $300.0 million and representing 17.5% of the Company's outstanding shares as of the end of fiscal 2022. The Board has increased its share repurchase authorization by an additional $100 million bringing the total available share repurchase authorization to $200 million.
•The Company announced that it has entered into an international franchise partnership agreement to develop two stores in the Dominican Republic. To date, the Company has entered into international franchise partnership agreements across six countries with 33 stores committed to development and anticipates up to four of these stores opening in the next 12 to 18 months.
•The Company reduced the spread on its revolving and term loans outstanding by 60 basis points in the fourth quarter which is expected to result in over $5.0 million of annual interest savings. The Company reduced the all-in borrowing cost on its Term Loan B from SOFR + 10bps CSA + 500bps to SOFR + 325bps in aggregate in fiscal 2023.

•The Company ended the fourth quarter with $527.6 million of liquidity, which included $37.3 million in cash and $490.3 million available under its $500.0 million revolving credit facility, net of letters of credit.
“I am pleased with the strong progress we made during the final quarter of fiscal 2023 and the year as a whole, which is a testament to the hard work and dedication of our phenomenal team members. During the quarter we successfully opened six new domestic stores at what we expect will be highly attractive ROIs, we signed an additional agreement to open up new international units, we successfully grew Adjusted EBITDA margins, and we laid a strong foundation for future growth on each of our organic growth initiatives,” said Chris Morris, Dave & Buster's Chief Executive Officer. “Fiscal 2024 is set-up to be a transformative year for our company with the anticipated opening of an additional 15 new domestic stores, the opening of up to four new international D&B units, our continued focus on cost efficiency and Adjusted EBITDA margin improvement and our continued progress on our organic revenue growth initiatives, including our remodels which have outperformed our expectations and in which we are accelerating the portfolio wide roll-out. Despite the uncertain macroeconomic backdrop, everything we have seen and learned in the last several months has only strengthened our resolve and our confidence in our ability to achieve the $1 billion Adjusted EBITDA target in the coming years.”
Fourth Quarter 2023 Results
Total revenue was $599.1 million, an increase of 6.3% from $563.8 million in the fourth quarter of 2022.
Pro forma combined comparable store sales (including Main Event branded stores) decreased 7.0% compared with the same period in 2022 and increased 8.0% compared with the same period in 2019. Fourth quarter 2023 pro forma combined comparable store sales compares the 14-week period of the fourth quarter of fiscal 2023 to the most comparable 14-week period of fiscal 2022 and 2019, respectively. Fourth quarter 2023 was significantly impacted by abnormally adverse weather conditions and we estimate that absent the impact of weather, comparable store sales performance during the quarter would have been materially better.
Operating income totaled $89.6 million, or 15.0% of revenue, compared with operating income of $77.2 million, or 13.7% of revenue, in the fourth quarter of 2022.
Net income totaled $36.2 million, or $0.88 per diluted share, compared with net income of $39.1 million, or $0.80 per diluted share, in the fourth quarter of 2022.
Adjusted net income totaled $42.0 million, or $1.03 per diluted share, compared with adjusted net income of $41.8 million, or $0.85 per diluted share, in the fourth quarter of 2022.
Adjusted EBITDA totaled $151.8 million, or 25.3% of revenue, compared with Adjusted EBITDA of $138.4 million, or 24.5% of revenue, in the fourth quarter of 2022.
Store operating income before depreciation and amortization totaled $184.5 million, or 30.8% of revenue, compared with store operating income before depreciation and amortization of $169.0 million, or 30.0% of revenue in the fourth quarter of 2022.
Fiscal 2023 Results
Total revenue was $2.2 billion, an increase of 12.3% from $2.0 billion in fiscal 2022.
Pro forma combined comparable store sales (including Main Event branded stores) decreased 6.2% compared with fiscal 2022 and increased 8.0% compared with the same period in 2019. Fiscal 2023 pro forma combined comparable store sales compares the 53-week period of fiscal 2023 to the most comparable 53-week period of fiscal 2022 and 2019, respectively.
Operating income totaled $306.6 million, or 13.9% of revenue, compared with operating income of $262.5 million, or 13.4% of revenue in fiscal 2022.
Net income totaled $126.9 million, or $2.88 per diluted share, compared with net income of $137.1 million, or $2.79 per diluted share in fiscal 2022.

Adjusted net income totaled $156.9 million, or $3.57 per diluted share, compared with adjusted net income of $159.1 million, or $3.23 per diluted share in fiscal 2022.
Adjusted EBITDA totaled $555.6 million, or 25.2% of revenue, compared with Adjusted EBITDA of $480.4 million, or 24.5% of revenue in fiscal 2022.
Store operating income before depreciation and amortization totaled $656.1 million, or 29.8% of revenue, compared with store operating income before depreciation and amortization of $584.2 million, or 29.7% of revenue, in fiscal 2022.
Balance Sheet, Liquidity, Cash Flow and Share Repurchases
The Company generated $97.2 million in operating cash flow during the fourth quarter, ending the quarter with $37.3 million in cash and $490.3 million of availability under its $500.0 million revolving credit facility, net of $9.7 million in outstanding letters of credit. The Company ended the quarter with a Net Total Leverage Ratio of 2.2x. Net Total Leverage Ratio is defined in the Company's Credit Facility as the ratio of the aggregate principal amount of any Consolidated Debt less Unrestricted Cash and unrestricted Permitted Investments to Credit Adjusted EBITDA. The Company's maximum permitted Net Total Leverage Ratio is 3.5x.
The Company repurchased 8.5 million shares totaling $300 million and representing 17.5% of outstanding shares during fiscal 2023. The Board has increased its share repurchase authorization by an additional $100 million bringing the total available share repurchase authorization to $200 million.
“We continued to strengthen our Company's financial position and reduce interest costs with the favorable repricing of our Term Loan B in the fourth quarter,” said Michael Quartieri, Dave & Buster's Chief Financial Officer. “Our strong liquidity profile, low leverage, and historically resilient and improving cash flow generation, provide us ample flexibility to make highly accretive investments in our new stores, to make high ROI investments in support of our organic growth initiatives and to opportunistically return capital to shareholders.”
Annual Report on Form 10-K Available
The Company's Annual Report on Form 10-K, which will be available at www.sec.gov and on the Company's investor relations website, contains a review of its financial results for the fiscal year ended February 4, 2024.
Investor Conference Call and Webcast
Management will hold a conference call to report these results on Tuesday, April 2, 2024, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Participants can access the conference call by dialing toll-free (877) 883-0383. The international dial-in for participants is (412) 902-6506. The participant entry number is 1847539. A replay will be available after the call for one year beginning at 6:00 p.m. Central Time (7:00 p.m. Eastern Time) and can be accessed by dialing toll-free (877) 344-7529 or by the international toll number (412) 317-0088; the replay access code 6650075. Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.
About Dave & Buster's Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 223 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 164 Dave & Buster's branded stores in 42 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 59 Main Event branded stores in 20 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
Forward-Looking Statements
The Company cautions that this release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, including: our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus pandemic and any new coronavirus variants; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.
Non-GAAP Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Credit Adjusted EBITDA (calculated in accordance with the Company's credit agreement), Credit Adjusted EBITDA margin, Store operating income before depreciation and amortization, Store operating income before depreciation and amortization margin, Adjusted net income, Adjusted net income per share - Diluted, and pro forma financials including Main Event branded stores prior to the Company's ownership, reconciliations of which can be found on our website (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.
For Investor Relations Inquiries:
Cory Hatton, VP Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations
(dollars in millions, except per share amounts)
(Unaudited)

	Quarter Ended				Fiscal Year Ended
	February 4, 2024		January 29, 2023		February 4, 2024		January 29, 2023
Entertainment revenues	$378.9	63.2%	$360.2	63.9%	$1,434.8	65.1%	$1,286.1	65.5%
Food and beverage revenues	220.2	36.8%	203.6	36.1%	770.5	34.9%	678.3	34.5%
Total revenues	599.1	100.0%	563.8	100.0%	2,205.3	100.0%	1,964.4	100.0%

Cost of entertainment (1)	35.9	9.5%	32.0	8.9%	134.1	9.3%	115.1	8.9%
Cost of food and beverage (1)	54.4	24.7%	55.1	27.1%	202.9	26.3%	193.8	28.6%
Total cost of products	90.3	15.1%	87.1	15.4%	337.0	15.3%	308.9	15.7%
Operating payroll and benefits	148.5	24.8%	137.8	24.4%	526.0	23.9%	470.7	24.0%
Other store operating expenses	175.8	29.3%	169.9	30.1%	686.2	31.1%	600.6	30.6%
General and administrative expenses	30.6	5.1%	39.0	6.9%	122.6	5.6%	137.8	7.0%
Depreciation and amortization expense	58.6	9.8%	49.0	8.7%	208.5	9.5%	169.3	8.6%
Pre-opening costs	5.7	1.0%	3.8	0.7%	18.4	0.8%	14.6	0.7%
Total operating costs	509.5	85.0%	486.6	86.3%	1,898.7	86.1%	1,701.9	86.6%
Operating income	89.6	15.0%	77.2	13.7%	306.6	13.9%	262.5	13.4%
Interest expense, net	34.9	5.8%	30.5	5.4%	127.4	5.8%	87.4	4.4%
Loss on debt refinancing	4.9	0.8%	—	—%	16.1	0.7%	1.5	0.1%
Income before provision for income taxes	49.8	8.3%	46.7	8.3%	163.1	7.4%	173.6	8.8%
Provision for income taxes	13.6	2.3%	7.6	1.3%	36.2	1.6%	36.5	1.9%
Net income	$36.2	6.0%	$39.1	6.9%	$126.9	5.8%	$137.1	7.0%

Net income per share:
Basic	$0.90		$0.81		$2.94		$2.83
Diluted	$0.88		$0.80		$2.88		$2.79
Weighted average shares used in per share calculations:
Basic shares	40.23		48.33		43.20		48.49
Diluted shares	41.18		49.01		44.07		49.17

Other information:
Company-owned stores at end of period	220		204		220		204
Store operating weeks in the period	3,049		2,641		11,241		9,304
Total revenue per store operating weeks in the period (in thousands)	$196		$213		$196		$211
(1)All revenues and costs are expressed as a percentage of total revenues for the respective period presented, except cost of entertainment, which is expressed as a percentage of entertainment revenues, and cost of food and beverage, which is expressed as a percentage of food and beverage revenues.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Other Operating Data
(unaudited, in millions)
Condensed Consolidated Balance Sheet:

	February 4, 2024	January 29, 2023
ASSETS
Cash and cash equivalents	$37.3	$181.6
Other current assets	100.2	112.1
Total current assets	137.5	293.7
Property and equipment, net	1,332.7	1,180.2
Operating lease right of use assets	1,323.3	1,333.6
Intangible and other assets, net	960.9	953.5
Total assets	$3,754.4	$3,761.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$435.6	$438.0
Operating lease liabilities	1,558.5	1,567.8
Other long-term liabilities	225.1	122.0
Long-term debt, net	1,284.0	1,222.7
Stockholders' equity	251.2	410.5
Total liabilities and stockholders' equity	$3,754.4	$3,761.0
Summary Cash Flow Information:

	Quarter Ended			Fiscal Year Ended
	February 4, 2024		January 29, 2023	February 4, 2024	January 29, 2023
Net cash provided by operating activities	$97.2		$143.4	$364.2	$444.4
Net cash used in investing activities	(121.9)		(69.7)	(329.1)	(1,051.6)
Net cash provided by (used in) financing activities	(2.0)		(0.3)	(179.4)	762.9
Increase (decrease) in cash and cash equivalents	$(26.7)	(26.7)	$73.4	$(144.3)	$155.7

DAVE & BUSTER'S ENTERTAINMENT, INC.
Non-GAAP Measures
(unaudited, in millions, except per share data)
Adjusted EBITDA:
Adjusted EBITDA represents net income before income taxes, depreciation and amortization expense and other items, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is presented because we believe that it provides useful information to investors and analysts regarding our operating performance. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. A reconciliation of net income to Adjusted EBITDA for period presented is provided below:

	Quarter Ended				Fiscal Year Ended
	February 4, 2024		January 29, 2023		February 4, 2024		January 29, 2023
Net income	$36.2	6.0%	$39.1	6.9%	$126.9	5.8%	$137.1	7.0%
Add back:
Interest expense, net	34.9		30.5		127.4		87.4
Loss on debt refinancing	4.9		—		16.1		1.5
Provision for income taxes	13.6		7.6		36.2		36.5
Depreciation and amortization expense	58.6		49.0		208.5		169.3
EBITDA	148.2	24.7%	126.2	22.4%	515.1	23.4%	431.8	22.0%
Add back:
Share-based compensation (1)	0.6		8.5		16.0		20.0
Transaction and integration costs (2)	1.5		3.0		11.1		25.3
System implementation costs (3)	3.2		—		9.4		—
Other items, net (4)	(1.7)		0.7		4.0		3.3
Adjusted EBITDA, a non-GAAP measure	$151.8	25.3%	$138.4	24.5%	$555.6	25.2%	$480.4	24.5%
(1)Non-cash share-based compensation expense, net of forfeitures, recorded in general and administrative expenses on the consolidated comprehensive income statement.
(2)Transaction and integration costs related to the acquisition and integration of Main Event recorded in general and administrative expenses on the consolidated comprehensive income statement.
(3)System implementation costs represent expenses incurred related to the development and launch of new enterprise resource planning, human capital management and inventory software for our stores and store support teams and staff augmentation for the implementation team at the store support center. These charges are primarily recorded in general and administrative expenses on the consolidated comprehensive income statement.
(4)Includes one-time, third-party consulting fees that are not part of our ongoing operations, impairment expenses and (gain) loss on property and equipment transactions.

Store Operating Income Before Depreciation and Amortization:
Store Operating Income Before Depreciation and Amortization, a non-GAAP measure, represents operating income, plus depreciation and amortization expense, general and administrative expenses and pre-opening costs. We believe that Store Operating Income Before Depreciation and Amortization is another useful measure in evaluating our operating performance because it removes the impact of general and administrative expenses, which are not incurred at the store level, and the costs of opening new stores, which are non-recurring at the store level, and thereby enables the comparability of the operating performance of our stores for the periods presented. We also believe that Store Operating Income Before Depreciation and Amortization is a useful measure in evaluating our operating performance within the entertainment and dining industry because it permits the evaluation of store-level productivity, efficiency, and performance, and we use Store Operating Income Before Depreciation and Amortization as a means of evaluating store financial performance compared with our competitors. However, because this measure excludes significant items such as general and administrative expenses and pre-opening costs, as well as our interest expense, net, loss on debt extinguishment/refinance and depreciation and amortization expense, which are important in evaluating our consolidated financial performance from period to period, the value of this measure is limited as a measure of our consolidated financial performance. A reconciliation of operating income to store operating income before depreciation and amortization for periods presented is provided below:

	Quarter Ended				Year Ended
	February 4, 2024		January 29, 2023		February 4, 2024		January 29, 2023
Operating income	$89.6	15.0%	$77.2	13.7%	$306.6	13.9%	$262.5	13.4%
Add back:
General and administrative expenses	30.6		39.0		122.6		137.8
Depreciation and amortization expense	58.6		49.0		208.5		169.3
Pre-opening costs	5.7		3.8		18.4		14.6
Store operating income before depreciation and amortization, a non-GAAP measure	$184.5	30.8%	$169.0	30.0%	656.1	29.8%	584.2	29.7%

Credit Adjusted EBITDA and Net Total Leverage Ratio:
Credit Adjusted EBITDA, a non-GAAP measure, represents Adjusted EBITDA plus certain other items as defined in our Credit Facility. Other adjustments include (i) entertainment revenue deferrals, (ii) the cost of new projects, including store pre-opening costs, (iii) business optimization expenses and other restructuring costs, and (iv) other costs and adjustments as permitted by the Debt Agreements. We believe the presentation of Credit Adjusted EBITDA is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Credit Facility. The following table sets forth a reconciliation of Net income to Credit Adjusted EBITDA for the periods shown:

	Quarter Ended February 4, 2024	Trailing Four Quarters Ended February 4, 2024
Net income	$36.2	$126.9
Add back:
Interest expense, net	34.9	127.4
Loss on debt refinancing	4.9	16.1
Provision for (benefit from) income taxes	13.6	36.2
Depreciation and amortization expense	58.6	208.5
EBITDA	148.2	515.1
Add back:
Share-based compensation (1)	0.6	16.0
Transaction and integration costs (2)	1.5	11.1
System implementation costs (3)	3.2	9.4
Pre-opening costs (4)	5.7	18.4
Entertainment revenue deferrals (5)	(1.8)	3.1
Other items, net (6)	(1.7)	4.0
Credit Adjusted EBITDA, a non-GAAP measure	$155.7	$577.1
(1)Non-cash share-based compensation expense, net of forfeitures, recorded in general and administrative expenses on the consolidated comprehensive income statement.
(2)Transaction and integration costs related to the acquisition and integration of Main Event recorded in general and administrative expenses on the consolidated comprehensive income statement.
(3)System implementation costs represent expenses incurred related to the development and launch of new enterprise resource planning, human capital management and inventory software for our stores and store support teams. These charges are primarily recorded in general and administrative expenses on the consolidated comprehensive income statement.
(4)Represents costs incurred, primarily consisting of occupancy and payroll related expenses, associated with the opening of new stores. These costs are considered a "cost of new projects" as defined in our Credit Facility.
(5)Represents non-cash adjustments to our deferred entertainment revenue liabilities. These costs are considered an "other non-cash charge" as defined in our Credit Facility.
(6)Includes one-time, third-party consulting fees that are not part of our ongoing operations, impairment expenses, and (gain) loss on property and equipment transactions.
The following table provides a calculation of Net Total Leverage Ratio for the period shown:

As of and for the Trailing Four Quarters Ended February 4, 2024
Credit Adjusted EBITDA (a)	$577.1
Total debt (1)	$1,293.0
Less: Cash and cash equivalents	(37.3)
Add: Outstanding letters of credit	9.7
Net debt (b)	$1,265.4
Net Total Leverage Ratio (b / a)	2.2x
(1)Amount represents the face amount of debt outstanding, net unamortized debt issuance costs and debt discount.

Adjusted Net Income:
Adjusted net income, a non-GAAP measure, represents net income before special items, as calculated below. We believe excluding these special items from net income provides investors with a clearer perspective of our ongoing operating performance and a more relevant comparison to prior period results. The following table presents a reconciliation of Net income to adjusted net income and presents adjusted net income per diluted share, for the periods shown:

	Quarter Ended				Fiscal Year Ended
	February 4, 2024		January 29, 2023		February 4, 2024		January 29, 2023
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$36.2	$0.88	$39.1	$0.80	$126.9	$2.88	$137.1	$2.79
Add back:
Loss on debt refinancing	4.9	0.12	—	—	16.1	0.37	1.5	0.03
Transaction and integration costs (1)	1.5	0.04	3.0	0.06	11.1	0.25	25.3	0.51
System implementation costs (2)	3.2	0.08	—	—	9.4	0.21	—	—
Other items, net (3)	(1.7)	(0.04)	0.7	0.01	4.0	0.09	3.3	0.07
Tax impact of items above, net (4)	(2.1)	(0.05)	(1.0)	(0.02)	(10.6)	(0.24)	(8.1)	(0.17)
Adjusted net income, a non-GAAP measure	$42.0	$1.03	$41.8	$0.85	$156.9	$3.56	$159.1	$3.23
(1)     Transaction and integration costs related to the acquisition and integration of Main Event recorded in general and administrative expenses on the consolidated comprehensive income statement.
(2)    System implementation costs represent expenses incurred related to the development and launch of new enterprise resource planning, human capital management and inventory software for our stores and store support teams. These charges are primarily recorded in general and administrative expenses on the consolidated comprehensive income statement.
(3)    Includes one-time, third-party consulting fees that are not part of our ongoing operations, impairment expenses and (gain) loss on property and equipment transactions.
(4)    The income tax effect related to special items is based on the statutory tax rate for the applicable period.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Supplemental Data

Comparable Store Sales & Average Weekly Sales Data	Fiscal Q4 2023	Fiscal Q3 2023	Fiscal Q2 2023	Fiscal Q1 2023
Total Comparable Store Sales % Change vs 2019 (1)(2)	8.0%	8.1%	5.8%	10.3%
Total Comparable Store Sales % Change vs prior year (1)(2)	(7.0)%	(7.8)%	(6.3)%	(4.1)%
Total Stores at the end of the period	220	214	211	208
Total Store Operating Weeks	3,049	2,774	2,730	2,690
Total Store Average Weekly Sales (in thousands)	$196	$168	$199	$222
(1)     For proforma comparisons to fiscal 2019, there were 153 comparable stores. For proforma comparisons to the prior year, there were 185 comparable stores.
(2)    Fourth quarter 2023 pro forma combined comparable store sales compares the 14-week period of the fourth quarter of fiscal 2023 to the most comparable 14-week period of fiscal 2022 and 2019, respectively.